Exhibit 99.1

                             P R E S S  R E L E A S E

                                 April 30, 2001

North Bay Bancorp, Holding Company for The Vintage Bank and Solano Bank, has announced first quarter 2001 earnings. The Company earned $554,042, or $.28 per share, for the three months ended March 31, 2001, compared with earnings of $670,886, or $.39 per share, for the first quarter of 2000. Total assets were $275,253,691 as of March 31, 2001, representing a 29% increase from a year earlier. Deposits increased 29% during the year, while loans outstanding increased 22%. The percentage decline in earnings per share exceeds the 17% decline in consolidated earnings due to the issuance of an additional 227,273 shares pursuant to the Company's stock offering in the second quarter of 2000.

President & CEO Terry Robinson noted that the decrease in first quarter earnings for year 2001 compared with 2000 was anticipated. "We have made significant investments in technology and people in establishing a foundation for future growth. Additionally, Solano Bank, typical of new banks, is generating significant losses at this stage of its economic life. We are very pleased with the new Bank's growth and anticipate that the impact of Solano Bank losses on our consolidated earnings will ease progressively over the remaining three quarters of 2001. We continue to project that Solano Bank will reach break-even operations in the first quarter of 2002."

Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.
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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

Questions  regarding  this press release should be directed to Terry L. Robinson
(707) 258-3969.